Exhibit 10.2

AMENDMENT TO THE

EMPLOYMENT AGREEMENT BETWEEN MCI, INC. AND MICHAEL D. CAPELLAS

     MCI, Inc. (the “Company”) and Michael D. Capellas (the “Executive”) entered into that certain Employment Agreement setting forth a definitive statement of terms and conditions of employment that were agreed to on December 16, 2002 (the “Agreement”). The Agreement is hereby amended as follows, effective as of December 30, 2005.

1.	A new Section 30 is added to read as follows:

“30. Payment on Change in Control. In the event the merger contemplated by that certain Agreement and Plan of Merger, dated as of February 14, 2005, as amended, among Verizon Communications, Inc., Eli Acquisition LLC and MCI, Inc. becomes effective (which merger will constitute a change in control, as defined under Code Section 409A(a)(2)(A)(v) and IRS guidance thereunder):

(i) all unvested equity awards shall immediately vest and any restrictions on disposition of vested stock or on the payment of any deferred stock units shall lapse to the same extent provided in Section 13(a) in the event of termination of the Executive’s employment under circumstances described in clause (i) thereof,

(ii) Executive shall be entitled to a lump sum payment payable within 10 business days after the effective date of the merger equal to the amounts described in Sections 10(a)(i)and 15, and

(iii) Executive shall become entitled to the payments and benefits described in Sections 10(a)(ii) and 10(a)(iii) (provided, that such benefits shall not duplicate any benefits to which Executive may be entitled as a result of employment with the Company after the merger).

If Executive becomes entitled to payments or benefits under this Section 30, Executive shall not be entitled at any time to any payments or benefits under Sections 10 or Section 13 or any severance benefits under any of the Company’s severance plans.”

2.	A new Section 31 is added to read:

“31. Code Section 409A. It is intended that the Agreement shall comply with the provisions of Code Section 409A and the Treasury regulations relating thereto so as not to subject the Executive to the payment of additional taxes and interest under Code Section 409A. In furtherance of this intent, this Agreement shall be interpreted, operated and administered in a manner consistent with these intentions, and to the extent that any regulations or other guidance issued under Code Section 409A would result in the Executive being subject to payment of additional income taxes or interest under Code Section 409A, the parties agree to amend the Agreement in order to avoid the application of such taxes or interest under Code Section 409A.”

3.	The terms of the Agreement as in effect prior to this Amendment not amended hereby shall be and remain in full force and effect and not affected by this Amendment.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the dates indicated below.

COMPANY	EXECUTIVE

By	Michael D. Capellas

Title	Date

Date	Address – Street

Address – City, State, Zip Code